Exhibit 99.3

APPLICATION FOR CERTIFICATE OF TRANSFER

Wyoming Secretary of State The Capitol Building, Room 110 200 W. 24th Street Cheyenne, WY 82002-0020	Phone (307) 777-7311/7312 Fax (307) 777-5339 E-mail: corporations@state.wy.us

        Pursuant to W.S. 17-16-1720, the undersigned corporation hereby applies for a Certificate of Transfer from the State of Wyoming, and for that purpose submits the following statements:

1.	The name of the Corporation is: Cathay Merchant Group, Inc. (the “Corporation”).

2.	The Corporation hereby requests a Certificate of Transfer from the State of Wyoming, and wishes to become incorporated under the laws of the Turks and Caicos Islands.

3.	The address of the Corporation in the jurisdiction to which the Corporation is transfering is: Corporation Services Limited, Cockburn House, P.O. Box 70, Market Street, Cockburn Town Grand Trunk, Turks & Caicos Islands, British West Indies.

4.	This transfer was authorized by resolution duly adopted by a vote of two-thirds (2/3) of the holders of the issued shares of each class of stock of the Corporation on __________________________ .

5.	The Corporation will maintain within the State of Wyoming an agent for service of process for at least one (1) year after the transfer is effected. The address of such registered office in Wyoming, and the name of the registered agent at that address is: CT Corporation System, 1720 Carey Avenue, Cheyenne, Wyoming 82001.

6.	There are no legal actions which have been instituted by or against the Corporation or are pending by or against the Corporation.

7.	The net actual value of assets of the Corporation, wherever located, is $11,028,417.

8.	The SPECIAL TOLL CHARGE based on net value of assets for the Certificate of Transfer is: $56,028.

Date:_____________________	Signed:_____________________________ Title:_______________________________